SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c), AND(d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 2)(1)

                                The Cronos Group
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    L20708100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 21, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

-----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. L20708100             SCHEDULE 13G/A                 Page 2 of 7 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fleet Bank, N.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              -0-
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. L20708100             SCHEDULE 13G/A                 Page 3 of 7 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      BankBoston, N.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              -0-
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. L20708100             SCHEDULE 13G/A                 Page 4 of 7 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      First Union National Bank (formerly CoreStates Bank, N.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              -0-
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. L20708100             SCHEDULE 13G/A                 Page 5 of 7 Pages
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Union Bank of California, N.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |X|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           -0-
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              -0-
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*


--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      BK
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                         Amendment No. 2 to Schedule 13G

            This Amendment No. 2 hereby amends and supplements the Statement on
            Schedule 13G originally filed by Fleet Bank, N.A., BankBoston, N.A., First Union National Bank (formerly Corestates Bank, N.A.) and Union Bank of California, N.A. (collectively, the "Reporting Persons") with the Commission on January 12, 1998, as amended by Amendment No. 1 filed with the Commission on May 7, 1999 (the "Statement"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Statement.

Item 4.     Ownership.

            (a)   Amount Beneficially Owned:

                  Each of the Reporting Persons was requested to file this
                  Schedule 13G with respect to 1,463,636 Common Shares of the Issuer as a result of the determination by such banks to exercise their rights under a collateral assignment between Fleet Bank, N.A., as agent, and Cronos Equipment (Bermuda) Limited ("Cronos") pursuant to which Cronos pledged certain promissory notes issued to it, as well as 1,463,636 Common Shares which secured such notes, to secure its obligations to such banks. On June 21, 1999, the Reporting Persons caused the sale of such 1,463,636 Common Shares by foreclosure. Therefore, this Amendment No. 2 represents the final Schedule 13G filing by the Reporting Persons.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following |X|.

Item 10.    Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 9, 1999

                                              FLEET BANK, N.A.

                                              By: /s/ Edward J. Walsh
                                                  ------------------------------
                                                  Name:  Edward J. Walsh
                                                  Title: Senior Vice President


                                              BANK BOSTON, N.A.

                                              By: /s/ Ron R. Ferguson
                                                  ------------------------------
                                                  Name:  Ron R. Ferguson
                                                  Title: Vice President


                                              FIRST UNION NATIONAL BANK
                                              (FORMERLY CORESTATES
                                              BANK, N.A.)

                                              By: /s/ Anne D. Brehony
                                                  ------------------------------
                                                  Name:  Anne D. Brehony
                                                  Title: Vice President


                                              UNION BANK OF CALIFORNIA, N.A.

                                              By: /s/ Richard David Morris
                                                  ------------------------------
                                                  Name:  Richard David Morris
                                                  Title: Vice President


                                       7